Exhibit 3.2
GMAC LLC
Certificate of Conversion to Limited Liability Company of General Motors Acceptance Corporation to GMAC LLC
This Certificate of Conversion to Limited Liability Company dated as of July 20, 2006, has been duly executed and is being filed by General Motors Acceptance Corporation, a Delaware corporation (the “Corporation”), and Cathy L. Quenneville, as an authorized person of GMAC LLC, a Delaware limited liability company (the “LLC”), to convert the Corporation to the LLC, under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del.C. § 101, et seq.) (the “GCL”).

1.	The Corporation’s name when it was originally incorporated was GMAC Financial Services Corporation.

2.	The Company filed its original certificate of incorporation with the Secretary of State of the State of Delaware and was first incorporated on February 21, 1997 in the State of Delaware, and was incorporated in the state of Delaware immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

3.	The name of the LLC into which the Corporation shall be converted as set forth in its certificate of formation is GMAC LLC.

4.	The conversion of the Corporation to the LLC has been approved in accordance with the provisions of Sections 228 and 266 of the GCL, and Section 18-214 of the Limited Liability Act.

5.	The conversion of the Corporation to the LLC shall be effective upon the filing of this Certificate of Conversion to Limited Liability Company and a certificate of formation with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, the undersigned have executed this Certificate of Conversion to Limited Liability Company as of the date first-written.
GENERAL MOTORS ACCEPTANCE
CORPORATION

By:	/s/ Barbara Taylor

Name: Barbara Taylor
Title: Assistant Secretary
GMAC LLC

By:	/s/ Cathy L. Quenneville

Name: Cathy L. Quenneville
Title: Authorized Person of LLC